STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of
December 11, 2013, by and between Robert C. Harvey (the "Purchaser") and Oakridge Holdings, Inc., a Minnesota corporation (the "Seller"), the sole shareholder of Lain and Son, Inc., an Illinois corporation (the "Company").

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, 100 shares of common stock (the "Common Stock") of the "Company" which is 100% of the outstanding shares.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.   PURCHASE AND SALE

     1.1  Purchase and Sale of the Common Stock.
     At the Closing, as hereinafter defined, Seller agrees to sell, transfer, assign and deliver to Purchaser free and clear of all liens, pledges, security interests, encumbrances, mortgages, charges, restrictions, claims and equities of every kind, on the terms and subject to the conditions set forth herein, and Purchaser agrees to purchase and accept from Seller on the terms and subject to the conditions set forth herein, the Common Stock in exchange for Two Million Sixty Thousand Dollars ($2,060,000) as further described in Section 1.2 hereof (the "Purchase Price").

     1.2  Payment of Purchase Price.
     Purchaser shall pay the Seller the Purchase Price by:

          (a) wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Cash Purchase Price");

          (b) satisfaction of Four Hundred Ten Thousand Dollars ($410,000) of that certain Convertible Subordinated Debenture due July 1, 2014 issued July 1, 2012 by Seller in favor of Purchaser, (the "Debenture") in the form of Purchase Price; and

          (c) satisfaction of a short-term loan of One Hundred Fifty Thousand Dollars ($150,000) (the "Short Term Note") in the form of Purchase Price issued by the Seller and payable to the Purchaser.

     1.3  The Closing.
     The closing of the purchase and sale of the Common Stock (the "Closing") will take place at the offices of Vedder Price P.C., 222 North LaSalle Street, Chicago, Illinois, at 10:00 a.m. on December 11, 2013 or on such other date which is agreed to by the parties but not later than sixty (60) days after the date hereof (or, if such day is not a business day, on the next succeeding business day), or at such other place as may be mutually agreeable to Seller and Purchaser. Upon payment of the Purchase Price to Seller at the Closing, Seller will deliver to Purchaser certificates evidencing the shares of Common Stock purchased by the Purchaser and registered in Purchaser's, or his nominee's, name as appropriate.

2.   CONDITIONS PRECEDENT

     2.1   Conditions to Purchaser's Obligation at the Closing.
     The obligation of Purchaser to purchase and pay for the Common Stock shall be subject to the satisfaction as of the Closing of the following conditions:

        (a)   Representations and Warranties.
        The representations and warranties contained in Section 3 hereof will be true and correct at and as of the Closing.

        (b)   Sale of the Common Stock.
        Seller shall have delivered to Purchaser the Common Stock in the amounts and as otherwise provided herein.

        (c)   Closing Documents.
        Seller or the Company will have delivered to Purchaser, as appropriate, all of the following documents:

           (i) a stock certificate representing 100 shares of Common Stock registered in the name of Robert C. Harvey shall be delivered to Purchaser;

           (ii) the stock certificates (the "Subsidiary Stock Certificates") representing all of the outstanding shares in Oakridge Cemetery (Hillside), Inc., an Illinois corporation ("Hillside"), and Glen Oak Cemetery Company, an Illinois corporation ("Glen Oak"), owned by the Company;

           (iii) documents related to all required filings which have been made with, and all consents and approvals shall have been obtained from, all applicable, regulatory and other governmental authorities and third parties; and

           (iv) such other documents relating to the transactions completed by this Agreement as Purchaser or his counsel may reasonably request.

        (d)   Proceedings.
        All documents delivered and proceedings required to be taken in connection with the transactions contemplated hereby will be satisfactory in form and substance to Purchaser and his counsel.

        (e)   Financing.
        Purchaser shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transaction contemplated hereunder.

        (f)   Waiver.
        Any condition specified in this Section 2.1 may be waived, if consented to in writing by Purchaser.

     2.2   Conditions to Seller's Obligation at the Closing.
     The obligation of Seller to sell the Common Stock to Purchaser shall be subject to the satisfaction as of the Closing of the following conditions:

        (a)   Representations and Warranties.
        The representations and warranties contained in Section 4 hereof will be true and correct at and as of the Closing.

        (b)   Purchase Price.
        Purchaser will have delivered to Seller the Cash Purchase Price and the original Debenture.

        (c)   Closing Documents.
        Purchaser will have delivered to Seller such closing documents relating to the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

        (d)   Proceedings.
        All documents delivered and proceedings required to be taken in connection with the transactions contemplated hereby will be satisfactory in form and substance to Seller and its counsel.

        (e)   Waiver.
        Any condition specified in this Section 2.2 may be waived, if consented to in writing by Seller.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

     3.1   Organization and Power.
     Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois. Company is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified except where the failure to be so qualified has not had and could not reasonably be expected to have a material adverse effect on the business, financial conditions or results of operations of the Company. Company has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

     3.2   Subsidiaries.
     Seller does not own any stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Company's business (the "Business"). The Company owns all of the outstanding shares of Hillside and Glen Oak.

     3.3   Authorization; No Breach.
     The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller shall each constitute, a valid and binding obligation of Seller, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of the Company, Hillside or Glen Oak (the "Purchased Assets") or the Shares under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's or Company's certificate of incorporation or by-laws.

     3.4   No Encumbrances.
     The Common Stock and the Subsidiary Stock Certificates are validly issued, fully paid and nonassessable and are delivered to Purchaser free and clear of all liens, claims, pledges, charges, encumbrances and rights of third parties of every kind. Seller is not party to any agreement with respect to the voting or transfer of the Common Stock or the Subsidiary Stock Certificates other than this Agreement. The Common Stock constitutes all of the issued and outstanding shares of stock of the Company. Except for those liens, charges, security interests and encumbrances which the Purchaser has actual knowledge of, the Company owns good and marketable title, free and clear of all, liens, charges, security interests and encumbrances to all of the Purchased Assets and the Subsidiary Stock Certificates.

     3.5   Governmental Consent, Etc.
     No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of any transactions contemplated hereby. Assuming the truth of the Purchaser's representations and warranties hereunder, sale of the Common Stock hereunder does not require registration under the Securities Act of 1933, as amended, or any similar federal law or any applicable state securities laws.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     4.1   Authority Contract.
     Purchaser is an individual over the age of 18 years, residing at 4810 120th Street-West, Apple Valley, MN 55124, and of sound mind and competent to execute this Agreement.

     4.2   Authorization; Enforcement Obligations.
     No consent or authorization of, or filing with, any other person is required in connection with the purchase of Common Stock pursuant to this Agreement or with the execution, delivery or performance by Purchaser, or the validity of or enforceability against Purchaser, of this Agreement. This Agreement has been duly executed and delivered by and on behalf of Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4.3   Governmental Consent.
     No permit, consent, approval or authorization of, or declaration to or filing with any governmental authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of any transactions contemplated hereby.

     4.4   Securities Matters.
     The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Seller that the Common Stock will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.
     The Purchaser understands that the Common Stock has not been registered under the Securities Act of 1933, as amended, and the shares of Common Stock are "restricted securities" under applicable U.S. federal and state securities laws and that the Purchaser must hold the Common Stock indefinitely unless the shares of Common Stock are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from registration and qualification requirements is available, and the certificates representing the Common Stock bear legends to this effect.

     4.5   Indebtedness.
     The Purchase Price consisting of the satisfaction of the Debentures and the Short Term satisfies all principal amount owed by the Seller to the Company for such borrowed money as of the Closing Date.

5.   INDEMNIFICATION

     5.1   Indemnification by Seller.
     Notwithstanding any other provision of this Agreement, and subject to the terms and conditions of this Section 5, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and his respective heirs, successors and assigns at any time after the Closing from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses, which were reasonably incurred by or imposed upon, asserted against, resulting to, or incurred by Purchaser, directly or indirectly, by reason of or resulting from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement of Seller contained in this Agreement.

     5.2   Indemnification by Purchaser.
     Notwithstanding any other provision of this Agreement, and subject to the terms and conditions of this Section 5, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its respective successors and assigns at any time after the Closing from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses, which were reasonably incurred by or imposed upon, asserted against, resulting to, or incurred by Seller, directly or indirectly, by reason of or resulting from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement of Purchaser contained in this Agreement.

     5.3   Survival of Indemnification.
     The right to make a claim for indemnification under this Agreement shall survive the Closing for a period of three (3) years, except that a claim for indemnification based upon any misrepresentation or breach of a warranty which was actually known to be untrue by the indemnifying party when made or asserted, a claim for indemnification based upon any willful breach of a covenant, provided, however, that the burden of proof shall be on the indemnified party in connection with any claim that an indemnifying party knowingly made a misrepresentation or breach of a warranty or wilfully breached a covenant. This Section 5.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing. It shall not be a condition to the indemnification with respect to such claim that the loss or liability upon which the claim is based is actually realized or incurred prior to the date that the indemnifying party is no longer obligated to indemnify the indemnified party pursuant to this Section 5.3.

6.   MISCELLANEOUS

     6.1   Expenses.
     Each party to this Agreement shall pay all expenses incurred by him or her in connection with this Agreement.

     6.2   Remedies.
     Each party to this Agreement will have all rights and remedies set forth in this Agreement and shall be entitled to enforce such rights specifically and to exercise all other rights granted by law; provided that Purchaser shall not be entitled to make a claim, under Section 5.1 or pursuant to common law, for breach or misrepresentation with respect to Seller's representations and warranties in this Agreement if Purchaser had actual knowledge of such breach or misrepresentation as of the Closing; provided, however, Purchaser may bring an action for a decree or order of specific performance to enforce the observance of a representation, covenant, obligation or other provision hereunder.

     6.3   Debenture.
     Purchaser and Seller agree that the Debenture may be prepaid in whole or in part and used as part of the Purchase Price pursuant to the terms hereof.

     6.4   Survival of Representations and Warranties.
     All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement.

     6.5   Successors and Assigns.
     Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of either party hereto will bind and inure to the benefit of his or her respective heirs, successors and assigns.

     6.6   Severability.
     Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     6.7   Counterparts.
     This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

     6.8   Descriptive Headings.
     The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     6.9   Governing Law.
     All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with, the laws of the State of Illinois.

     6.10   Notices.
     All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient at the addresses indicated below:

     If to Seller:      Oakridge Holdings, Inc.
                        400 W. Ontario St.
                        Suite 1003
                        Chicago, IL  60654

     If to Purchaser:   Robert C. Harvey
                        4810 120th Street-West
                        Apple Valley, MN 55124


     or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     6.11   Entire Agreement.
     Except as expressly provided herein, this Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof and supersedes any and all prior understandings (whether written or oral) in respect of such subject matter.



IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.


Seller:                                Purchaser:

OAKRIDGE HOLDINGS, INC.


By:  /s/ Robert Gregor                 /s/ Robert C Harvey

Its: Secretary                         Robert C. Harvey